                                              1
Second Quarter 2026 Results
Press Release

Banc of California, Inc. Reports Second Quarter 2026 Financial Results and Announces Strategic Balance Sheet
Repositioning to Enhance Long-Term Earnings
Company Release – 7/29/2026

Quarter Results

9% Loan Average Annualized Growth	12% Deposit Annualized Growth	$2.3 billion Securities Repositioning	$18.38 Book Value Per Share $16.44 Tangible Book Value Per Share(1)	$(1.61) Loss Per Share
LOS ANGELES, Calif.--(BUSINESS WIRE)--Banc of California, Inc. (NYSE: BANC) (“Banc of California” or the “Company”), the
parent company of wholly-owned subsidiary Banc of California (the “Bank”), today reported financial results for the second quarter ended
June 30, 2026.
During the second quarter, the Company completed a strategic reallocation of capital toward higher return opportunities to further strengthen long-term earnings, expand net interest margin, and increase balance sheet flexibility. The Company took three specific actions including (i) the repositioning of $2.3 billion of lower-yielding securities, (ii) initiating the sale of $827.0 million of selected commercial real estate and multi-family construction loans, and (iii) the retirement of $385.0 million of subordinated debt prior to higher contractual interest reset.
The Company transferred $2.3 billion of lower-yielding held-to-maturity securities to available-for-sale, and subsequently sold and redeployed a portion of the proceeds into higher-yielding, shorter-duration available-for-sale securities. The securities repositioning generated a 276 basis point yield pickup on redeployed balances, reduced portfolio duration, and improved the risk-weighted asset profile of the securities portfolio, all while maintaining capital ratios significantly above “well capitalized” regulatory thresholds.
The Company also commenced a targeted sale process of $827.0 million of commercial real estate and multi-family construction loans to reduce selected credit exposures and lower the potential for future credit-related earnings volatility. Following a competitive loan sale process, the Company has entered into purchase and sale agreements for the loans transferred to held-for-sale during the quarter and expects the transactions to close in the third quarter. In addition, the Company retired $385.0 million of subordinated debt prior to a significantly higher interest rate reset. Taken together, these actions are expected to immediately improve net interest margin, support higher recurring earnings, and accelerate organic capital generation.
The Company reported a net loss available to common and equivalent stockholders of $251.3 million, or $(1.61) per diluted common share, reflecting the near-term impact of these strategic actions.
Jared Wolff, Chairman & CEO of Banc of California, commented, “During the second quarter, we made a strategic decision to reallocate capital toward opportunities that we believe will enhance long-term returns for our shareholders. We implemented that strategy through three complementary actions including a securities repositioning, a targeted loan sale and the retirement of higher-cost subordinated debt, that together create a more efficient balance sheet and position the Company for even stronger long-term financial performance."
Mr. Wolff continued, "These actions resulted in significant one-time charges, but they increase our long-term earnings power, improve capital efficiency and provide greater financial flexibility to support future growth. Just as importantly, they allow us to focus our capital on the businesses, clients and markets where we see the greatest opportunities to create shareholder value.”
(1) Non-GAAP measure; refer to section 'Non-GAAP Measures'
                                              2
Second Quarter 2026 Financial Highlights:
•Executed a securities repositioning to drive higher recurring earnings power, including the sale of $2.3 billion of lower-yielding securities and partial redeployment of $1.7 billion into higher-yielding shorter-duration securities, with the remaining proceeds expected to be invested in the third quarter of 2026. The repositioning generated a 276 basis point yield pickup on redeployed balances and resulted in a $256.7 million pre-tax loss on securities.
•Commenced a targeted loan sale process involving $827.0 million of loans to reduce selected exposures, enhance capital efficiency, and improve the risk profile of the loan portfolio. Total provision expense of $161.8 million includes the impact of transferring these loans to held for sale at the lower of cost or market value.
•Retired $385.0 million of subordinated debt prior to a significantly higher interest rate reset, reducing future funding costs and supporting stronger pre-tax pre-provision earnings.
•Average loans increased $556.1 million, or 2.3%, during the quarter, driven by $2.8 billion of loan production and disbursements with a weighted average interest rate on production of 6.39%.
•Total deposits increased $799.0 million, or 2.9% during the quarter, with average noninterest-bearing deposits comprising
28.5% of average total deposits.
•Loan-to-deposit ratio decreased 235 basis points to 89.3%.
•Credit quality trends were favorable, as classified loans and leases and special mention loans and leases as a percentage of total loans and leases held for investment declined by 99 basis points, and 154 basis points, respectively.
•Capital ratios(1) exceeded the regulatory thresholds for "well capitalized" banks, including an estimated 11.67% Tier 1 capital ratio and 9.25% CET 1 capital ratio. The CET 1 ratio is expected to increase to approximately 9.45-9.50% upon closing of the targeted loan sale and to approximately 9.50-9.60% at the end of the third quarter.
•Book value per share and tangible book value per share(2) were $18.38 and $16.44, respectively, reflecting the near-term impact of the strategic balance sheet repositioning actions completed during the quarter.
(1) Capital ratios for June 30, 2026 are preliminary
(2) Non-GAAP measure; refer to section 'Non-GAAP Measures'
                                              3
INCOME STATEMENT HIGHLIGHTS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Summary Income Statement	2026	2026	2025	2026	2025
	(In thousands)
Total interest income	$414,596	$407,442	$420,509	$822,038	$827,164
Total interest expense	164,095	155,825	180,293	319,920	354,584
Net interest income	250,501	251,617	240,216	502,118	472,580
Provision for credit losses	161,780	9,800	39,100	171,580	48,400
(Loss) gain on loans and leases HFS	(12,544)	10	21	(12,534)	232
Loss on securities AFS	(256,749)	—	—	(256,749)	—
Other noninterest income	35,197	35,318	32,612	70,515	66,051
Total noninterest (loss) income	(234,096)	35,328	32,633	(198,768)	66,283
Total revenue	16,405	286,945	272,849	303,350	538,863
Total noninterest expense	189,867	181,391	185,869	371,258	369,522
(Loss) earnings before income taxes	(335,242)	95,754	47,880	(239,488)	120,941
Income tax (benefit) expense	(93,895)	23,802	19,495	(70,093)	38,988
Net (loss) earnings	(241,347)	71,952	28,385	(169,395)	81,953
Preferred stock dividends	9,947	9,947	9,947	19,894	19,894
Net (loss) earnings available to common
and equivalent stockholders	$(251,294)	$62,005	$18,438	$(189,289)	$62,059

Diluted (loss) earnings per share	$(1.61)	$0.39	$0.12	$(1.22)	$0.38
Net Interest Income and Margin
Second Quarter of 2026 Compared to First Quarter of 2026
Net interest income decreased by $1.1 million to $250.5 million for the second quarter, from $251.6 million in the first quarter. This decrease was driven by an $8.3 million increase in total interest expense, offset partially by a $7.2 million increase in total interest income.
The increase in interest expense was due to a $4.0 million increase in interest expense on deposits, attributable to higher average balances, and a $4.2 million increase in interest expense on our borrowings driven by higher average balances to fund loan growth and replace subordinated debt funding, following the redemption of the 3.25% Fixed-to-Floating Rate Subordinated Notes due 2031 during the second quarter. The increase in interest income was driven by a $10.4 million increase from higher average loan balances and an additional day in the quarter, and a $2.3 million increase from investments and deposits in financial institutions driven by higher average balances as a result of the securities repositioning. These increases were offset partially by a $4.6 million reduction primarily related to loans placed on nonaccrual status.
Net interest margin was 3.13% for the second quarter, down 11 basis points from 3.24% for the first quarter. Upon closing of the targeted loan sale, net interest margin is expected to increase to approximately 3.30%. The decrease was primarily driven by nonaccrual interest impacts and an increase in short-term funding associated with strong loan growth and the redemption of subordinated debt, while core deposit growth strengthened toward quarter-end, improving the Company's funding profile entering the third quarter. The average total cost of funds increased to 2.14% from 2.10%, as a result of a 2 basis point increase in the average total cost of deposits to 1.80%, and a 19 basis point decrease in the average cost of borrowings to 4.44%. The average yield on interest-earning assets decreased to 5.18% from
5.25%, as a result of a 11 basis point decrease in the average yield on loans and leases to 5.63%.
Average total deposits increased by $299.1 million, with a $323.5 million increase in average interest-bearing deposits, offset partially by a
$24.4 million decrease in average noninterest-bearing deposits. Average noninterest-bearing deposits represented 28.5% of average total deposits in the second quarter, down from 28.9% in the first quarter.
                                              4

	Three Months Ended						Increase (Decrease)
	June 30, 2026			March 31, 2026			QoQ
Summary		Interest	Average		Interest	Average		Average
Average Balance	Average	Income/	Yield/	Average	Income/	Yield/	Average	Yield/
and Yield/Cost Data	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Cost
	(Dollars in thousands)
Assets:
Loans and leases(1)	$25,266,712	$354,832	5.63%	$24,710,609	$349,943	5.74%	$556,103	(0.11)%
Investment securities	4,938,232	42,407	3.44%	5,018,002	41,873	3.38%	(79,770)	0.06%
Deposits in financial institutions	1,912,585	17,357	3.64%	1,742,657	15,626	3.64%	169,928	—%
Total interest-earning assets	$32,117,529	$414,596	5.18%	$31,471,268	$407,442	5.25%	$646,261	(0.07)%

Liabilities:
Noninterest-bearing demand deposits	$7,866,139			$7,890,489			$(24,350)
Total interest-bearing deposits	19,752,609	$124,270	2.52%	19,429,112	$120,233	2.51%	323,497	0.01%
Total deposits	$27,618,748	124,270	1.80%	$27,319,601	120,233	1.78%	$299,147	0.02%

Total interest-bearing liabilities	$22,851,314	$164,095	2.88%	$22,148,512	$155,825	2.85%	$702,802	0.03%

Net interest income(1)		$250,501			$251,617
Net interest margin			3.13%			3.24%		(0.11)%

Total funds(2)	$30,717,453	$164,095	2.14%	$30,039,001	$155,825	2.10%	$678,452	0.04%
______________
(1) Includes net loan discount accretion of $11.2 million and $12.2 million for the three months ended June 30, 2026 and March 31, 2026, respectively.
(2) Total funds is the sum of total interest-bearing liabilities and noninterest-bearing demand deposits. The cost of total funds is calculated as annualized total interest expense divided by average total funds.
YTD June 30, 2026 vs YTD June 30, 2025
Net interest income increased $29.5 million to $502.1 million for the six months ended June 30, 2026, from $472.6 million for the six months ended June 30, 2025. The increase was primarily driven by a $41.0 million decrease in interest expense on deposits primarily due to lower interest rates following federal funds rate cuts, and an $8.8 million increase in interest income from investment securities reflecting the benefits of prior balance sheet repositioning actions and reinvestment into higher-yielding assets. These benefits were offset partially by a $10.3 million decrease in interest income from deposits in financial institutions due to lower balances and lower market interest rates, a $6.3 million increase in borrowing costs associated with funding loan growth and the subordinated debt redemption in the second quarter of 2026, and a $3.6 million decrease in loan interest income primarily attributable to a reversal of previously accrued interest on loans placed on nonaccrual status, offset partially by the benefit of higher average loan balances.
The net interest margin was 3.18% for the six months ended June 30, 2026, up 9 basis points from 3.09% for the six months ended June
30, 2025. The year-over-year improvement was primarily driven by a 30 basis point decrease in the average total cost of funds to 2.12%, offset partially by a 20 basis point decrease in the average yield on interest-earning assets to 5.21%.
The average total cost of funds decreased by 30 basis points to 2.12%, driven mainly by lower market interest rates. The average cost of deposits declined by 33 basis points to 1.79%, reflecting the impact of federal funds rate cuts in the second half of 2025. Average total deposits increased by $356.0 million year over year, as a result of a $229.2 million increase in average noninterest-bearing deposits and a
$126.8 million increase in average interest-bearing deposits. Average noninterest-bearing deposits represented 28.7% of average total deposits for the six months ended June 30, 2026, up from 28.2% for the comparable period in 2025. The average cost of borrowings also decreased by 60 basis points to 4.52%, reflecting the paydown of higher-cost borrowings in the prior year and their replacement with lower-cost long-term Federal Home Loan Bank ("FHLB") advances.
The average yield on interest-earning assets declined by 20 basis points to 5.21%, due primarily to a 23 basis point decline in the average yield on loans and leases.
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	Six Months Ended						Increase (Decrease)
	June 30, 2026			June 30, 2025			YoY
Summary		Interest	Average		Interest	Average		Average
Average Balance	Average	Income/	Yield/	Average	Income/	Yield/	Average	Yield/
and Yield/Cost Data	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Cost
	(Dollars in thousands)
Assets:
Loans and leases(1)	$24,990,197	$704,775	5.69%	$24,148,460	$708,406	5.92%	$841,737	(0.23)%
Investment securities	4,977,896	84,280	3.41%	4,726,957	75,478	3.22%	250,939	0.19%
Deposits in financial institutions	1,828,090	32,983	3.64%	1,979,843	43,280	4.41%	(151,753)	(0.77)%
Total interest-earning assets	$31,796,183	$822,038	5.21%	$30,855,260	$827,164	5.41%	$940,923	(0.20)%

Liabilities:
Noninterest-bearing demand
deposits	$7,878,247			$7,649,000			$229,247
Total interest-bearing deposits	19,591,754	$244,503	2.52%	19,464,984	$285,470	2.96%	126,770	(0.44)%
Total deposits	$27,470,001	244,503	1.79%	$27,113,984	285,470	2.12%	$356,017	(0.33)%

Total interest-bearing liabilities	$22,501,855	$319,920	2.87%	$21,923,564	$354,584	3.26%	$578,291	(0.39)%

Net interest income(1)		$502,118			$472,580
Net interest margin			3.18%			3.09%		0.09%

Total funds(2)	$30,380,102	$319,920	2.12%	$29,572,564	$354,584	2.42%	$807,538	(0.30)%
______________
(1) Includes net loan discount accretion of $23.4 million and $32.1 million for the six months ended June 30, 2026 and 2025.
(2) Total funds is the sum of total interest-bearing liabilities and noninterest-bearing demand deposits. The cost of total funds is calculated as annualized total interest expense divided by average total funds.
Provision For Credit Losses
Second Quarter of 2026 Compared to First Quarter of 2026
The provision for credit losses was $161.8 million for the second quarter compared to $9.8 million for the first quarter. The increase was primarily driven by $161.6 million of charge-offs, the impact of loan growth and higher loss given default rates on commercial real estate and multi-family construction loans, offset partially by improved risk ratings for our held for investment ("HFI") portfolio. The increase in net charge-offs in the quarter related primarily to the transfer of $827.0 million of loans to held for sale ("HFS") in connection with the targeted loan sale process. The transfer required the loans to be recorded at lower of cost or market value, resulting in charge-offs and additional provision expense during the quarter.
The first quarter provision for loan losses and unfunded loan commitments was primarily driven by net charge off activity and changes in loan risk ratings including specific reserves, offset partially by lower balances in the HFI portfolio and lower qualitative reserves.
YTD June 30, 2026 vs YTD June 30, 2025
The provision for credit losses was $171.6 million for the six months ended June 30, 2026, compared to $48.4 million for the six months ended June 30, 2025. The provision for 2026 included a provision for loan losses of $171.8 million, including the impact of the proposed targeted loan sale process, offset by a $2.0 million reduction in provision for unfunded loan commitments.
The provision for the six months ended June 30, 2025 included the impact of $506.7 million of loans transferred to HFS and recorded at the lower of cost or market value. The remaining increase in the provision for loan losses and unfunded loan commitments was primarily driven by net charge-off activity experienced in the first half of the year, with additional impacts from changes in loan risk ratings, and higher unfunded commitments. These were offset partially by lower qualitative reserves, lower specific reserves, and a favorable shift in the portfolio mix due to growth in loan segments with lower expected credit losses.
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Noninterest Income
Second Quarter of 2026 Compared to First Quarter of 2026
Noninterest income decreased by $269.4 million, resulting in a loss of $234.1 million for the second quarter, compared to noninterest income of $35.3 million for the first quarter. The decrease was primarily driven by a $256.7 million pre-tax loss recognized as part of the securities repositioning, and a $12.5 million loss recorded as part of the lower of cost or market adjustment on HFS loans. Also included in noninterest income was a $3.1 million loss related to the redemption of $385.0 million aggregate principal amount of subordinated notes during the quarter. The loss was offset partially by a $3.8 million gain recognized on the sale of the Company's single-family mortgage servicing rights portfolio, which serviced approximately $1.35 billion of underlying loans.
YTD June 30, 2026 vs YTD June 30, 2025
Noninterest income decreased by $265.1 million to a loss of $198.8 million for the six months ended June 30, 2026, compared to income of $66.3 million for the same period 2025. The year-to-date decrease was primarily attributable to the $256.7 million pre-tax loss recognized as part of the securities repositioning, and a $12.5 million lower of cost or market adjustment on the HFS loans, as discussed above.
Noninterest Expense
Second Quarter of 2026 Compared to First Quarter of 2026
Noninterest expense increased by $8.5 million to $189.9 million for the second quarter from $181.4 million for the first quarter, primarily reflecting a $7.7 million increase in insurance and assessment due to a higher FDIC assessment rate resulting from the balance sheet repositioning and its effect on assessment-related metrics and a $5.0 million increase in other expense related mainly to software obsolescence charges. These increases were offset partially by a $6.0 million decrease in compensation expense due to seasonal payroll related costs recognized in the first quarter.
YTD June 30, 2026 vs YTD June 30, 2025
Noninterest expense increased by $1.7 million to $371.3 million for the six months ended June 30, 2026 from $369.5 million for the six months ended June 30, 2025. The increase is primarily due to a $6.3 million increase in other expense related mainly to software obsolescence charges, a $4.6 million increase in insurance and assessment due to the higher assessment rate resulting from the balance sheet repositioning, and a $2.5 million increase in loans expense related to legal fees. These increases were offset partially by a $6.5 million decrease in customer related expenses primarily due to federal fund rate cuts in the fourth quarter of 2025 and a $3.0 million decrease in leased equipment depreciation.
Income Taxes
Second Quarter of 2026 Compared to First Quarter of 2026
Income tax benefit of $93.9 million was recorded for the second quarter, resulting in an effective tax rate of 28.0%, compared to income tax expense of $23.8 million and an effective tax rate of 24.9% for the first quarter. The second quarter tax rate reflects the effects of the
Company's balance sheet repositioning actions. Due to the significant impact of these actions on projected annual earnings, the Company calculated its second quarter income tax provision using a year to date effective tax rate approach rather than the estimated annual effective tax rate method.
YTD June 30, 2026 vs YTD June 30, 2025
Income tax benefit of $70.1 million was recorded for the six months ended June 30, 2026, resulting in an effective tax rate of 29.3%, compared to income tax expense of $39.0 million and effective tax rate of 32.2% for the same period 2025. The decrease in effective tax rate from 2025 to 2026 is due primarily to the impact of deferred tax asset revaluation recorded following the California state tax changes passed as part of the 2025 California budget enacted on June 30, 2025.
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BALANCE SHEET HIGHLIGHTS

	June 30,	March 31,	June 30,	Increase (Decrease)
Selected Balance Sheet Items	2026	2026	2025	QoQ	YoY
	(In thousands)
Cash and cash equivalents	$2,818,055	$2,217,269	$2,353,552	$600,786	$464,503
Securities available-for-sale	4,484,021	2,656,332	2,246,174	1,827,689	2,237,847
Securities held-to-maturity	—	2,313,548	2,316,725	(2,313,548)	(2,316,725)
Loans held for sale	915,171	259,049	465,571	656,122	449,600
Loans and leases held for investment	24,210,846	24,780,347	24,245,893	(569,501)	(35,047)
Total loans and leases	25,126,017	25,039,396	24,711,464	86,621	414,553
Total assets	35,030,953	34,724,241	34,250,453	306,712	780,500

Noninterest-bearing deposits	$7,758,119	$7,797,542	$7,441,116	$(39,423)	$317,003
Total deposits	28,121,182	27,322,134	27,528,433	799,048	592,749
Borrowings	2,460,363	2,551,250	1,917,180	(90,887)	543,183
Total liabilities	31,620,807	31,170,915	30,823,610	449,892	797,197
Total stockholders' equity	3,410,146	3,553,326	3,426,843	(143,180)	(16,697)
Securities
As part of the securities repositioning, the Company reclassified its entire held-to-maturity ("HTM") securities portfolio with an aggregate amortized cost basis of $2.3 billion to available-for-sale ("AFS") securities and subsequently sold primarily all of the securities. The $2.3 billion of securities sold had an average yield of approximately 2.1% and were sold at a pre-tax loss of $251.3 million. The transaction improved the Company's earning-asset mix by facilitating the redeployment of proceeds into higher-yielding assets while enhancing balance sheet flexibility. As of June 30, 2026 we reinvested $1.7 billion at a weighted average yield of 4.87%, which resulted in a 276 basis point yield pickup on redeployed balances.
AFS securities increased by $1.8 billion during the second quarter to $4.5 billion at June 30, 2026 compared to $2.7 billion at March 31,
2026, due primarily to the transfer of HTM securities to AFS of $2.3 billion and purchases of $1.9 billion, offset partially by the sale of
$2.3 billion, as part of the securities repositioning, $116.9 million of principal paydowns, $16.7 million of maturities, $8.2 million decrease in the fair value of AFS securities, and $2.0 million of net amortization. As of June 30, 2026, AFS securities had aggregate unrealized net after-tax losses in AOCI of $145.3 million, up from $143.3 million at March 31, 2026, driven by higher interest rates.
As of June 30, 2026, there are no HTM securities.
                                              8
Loans and Leases
The following table sets forth the composition, by loan category, of our loan and lease portfolio HFI as of the dates indicated:

	June 30,	March 31,	December 31,	September 30,	June 30,
	2026	2026	2025	2025	2025
	(Dollars in thousands)
Composition of Loans and Leases
Real estate mortgage:
Commercial	$4,037,229	$4,093,386	$4,314,637	$4,292,625	$4,369,401
Multi-family	5,445,475	5,955,102	6,089,417	6,124,673	6,280,791
Other residential	3,793,876	3,458,410	3,346,733	3,162,564	3,157,616
Total real estate mortgage	13,276,580	13,506,898	13,750,787	13,579,862	13,807,808
Real estate construction and land:
Commercial	360,392	364,575	379,387	395,150	381,449
Residential	1,114,459	1,527,754	1,568,240	1,759,676	1,920,642
Total real estate construction and land	1,474,851	1,892,329	1,947,627	2,154,826	2,302,091
Total real estate	14,751,431	15,399,227	15,698,414	15,734,688	16,109,899
Commercial:
Asset-based	3,318,822	3,209,338	2,951,010	2,742,519	2,462,351
Venture capital	2,440,075	2,322,261	2,222,097	1,907,601	2,002,601
Other commercial	3,353,534	3,501,388	3,804,099	3,356,537	3,288,305
Total commercial	9,112,431	9,032,987	8,977,206	8,006,657	7,753,257
Consumer	346,984	348,133	357,059	369,297	382,737
Total loans and leases HFI	$24,210,846	$24,780,347	$25,032,679	$24,110,642	$24,245,893

Total unfunded loan commitments	$5,211,632	$5,549,325	$5,433,357	$4,822,917	$4,673,596

Composition as % of Total Loans and Leases
Real estate mortgage:
Commercial	17%	17%	17%	18%	18%
Multi-family	22%	24%	24%	25%	26%
Other residential	16%	14%	14%	13%	13%
Total real estate mortgage	55%	55%	55%	56%	57%
Real estate construction and land:
Commercial	1%	2%	2%	2%	1%
Residential	5%	6%	6%	7%	8%
Total real estate construction and land	6%	8%	8%	9%	9%
Total real estate	61%	63%	63%	65%	66%
Commercial:
Asset-based	14%	13%	12%	11%	10%
Venture capital	10%	9%	9%	8%	8%
Other commercial	14%	14%	15%	14%	14%
Total commercial	38%	36%	36%	33%	32%
Consumer	1%	1%	1%	2%	2%
Total loans and leases HFI	100%	100%	100%	100%	100%
Total loans and leases HFI decreased by $569.5 million in the second quarter to $24.2 billion at June 30, 2026. The decline reflected, in part, the transfer of $827.0 million of loans to HFS in connection with the balance sheet repositioning, including $491.9 million of multi-
family loans, $300.6 million of multi-family construction loans, and $34.5 million of commercial real estate mortgage loans. Excluding the impact of the loans transferred to HFS, the Company continued to generate loan growth in other residential real estate mortgage loans, venture capital loans, and asset-based lending portfolios. Loan production and disbursements totaled $2.8 billion in the second quarter with a weighted average interest rate on production of 6.39%.
Total loans and leases HFS increased by $656.1 million in the second quarter and totaled $915.2 million at June 30, 2026. The increase was primarily driven by the Company's targeted loan sale process discussed above.
                                              9
Credit Quality

	June 30,	March 31,	December 31,	September 30,	June 30,
Asset Quality Information and Ratios	2026	2026	2025	2025	2025
	(Dollars in thousands)
Delinquent loans and leases held for investment:
30 to 89 days delinquent	$91,196	$263,530	$108,303	$56,416	$53,900
90+ days delinquent	82,457	81,599	92,655	104,952	95,566
Total delinquent loans and leases	$173,653	$345,129	$200,958	$161,368	$149,466

Total delinquent loans and leases to loans and leases HFI	0.72%	1.39%	0.80%	0.67%	0.62%

Nonperforming assets, excluding loans held for sale:
Nonaccrual loans and leases	$203,712	$185,734	$159,168	$174,541	$167,516
90+ days delinquent loans and still accruing	—	—	—	—	—
Total nonperforming loans and leases ("NPLs")	203,712	185,734	159,168	174,541	167,516
Foreclosed assets, net	16,319	18,055	17,115	4,790	7,806
Total nonperforming assets ("NPAs")	$220,031	$203,789	$176,283	$179,331	$175,322

Classified loans and leases HFI	$582,790	$842,834	$800,330	$763,582	$656,556
Special mention loans and leases HFI	300,542	688,659	458,683	505,979	661,568
Criticized loans and leases HFI	$883,332	$1,531,493	$1,259,013	$1,269,561	$1,318,124

Allowance for loan and lease losses	$243,319	$241,600	$245,612	$240,501	$229,344
Allowance for loan and lease losses to NPLs	119.44%	130.08%	154.31%	137.79%	136.91%
NPLs to loans and leases HFI	0.84%	0.75%	0.64%	0.72%	0.69%
NPAs to total assets	0.63%	0.59%	0.51%	0.53%	0.51%
Classified loans and leases to loans and leases HFI	2.41%	3.40%	3.20%	3.17%	2.71%
Special mention loans and leases to loans and leases HFI	1.24%	2.78%	1.83%	2.10%	2.73%
Credit quality metrics improved from the first quarter, primarily reflecting the transfer of certain loans to HFS as part of the balance sheet repositioning. Nonperforming, classified, and special mention loans and leases as a percentage of total loans held for investment increased
9 basis points, and decreased 99 basis points and 154 basis points, respectively.
At June 30, 2026, total delinquent loans and leases were $173.7 million, compared to $345.1 million at March 31, 2026. The 30 to 89 days delinquent category decreased by $140.7 million in residential real estate construction and land loans, $32.9 million in commercial real estate construction and land loans, and $32.8 million in multi-family real estate mortgage loans, offset partially by increases of $27.9 million in other residential real estate mortgage loans. In the 90 or more days delinquent category, there were increases of $11.8 million in other commercial loans and $9.1 million in multi-family real estate mortgage loans, offset partially by decreases of $23.2 million in commercial real estate loans.
At June 30, 2026, nonperforming loans and leases were $203.7 million, compared to $185.7 million at March 31, 2026. During the second quarter, nonperforming loans and leases increased by $18.0 million due to additions of $391.7 million, offset partially by transfers to loans
HFS of $248.0 million, charge-offs of $91.8 million, paydowns of $32.4 million, and transfers to accrual status of $1.5 million.
At June 30, 2026, nonperforming assets were $220.0 million, or 0.63% of total assets, compared to $203.8 million, or 0.59% of total assets, as of March 31, 2026. At June 30, 2026, nonperforming assets included $16.3 million of foreclosed assets, consisting primarily of single-
family residences.
                                              10
Allowance for Credit Losses – Loans

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Allowance for Credit Losses - Loans	2026	2026	2025	2026	2025
	(Dollars in thousands)
Allowance for loan and lease losses ("ALLL"):
Balance at beginning of period	$241,600	$245,612	$234,986	$245,612	$239,360
Charge-offs	(161,617)	(16,097)	(46,948)	(177,714)	(63,499)
Recoveries	1,336	2,285	2,726	3,621	5,203
Net charge-offs	(160,281)	(13,812)	(44,222)	(174,093)	(58,296)
Provision for loan losses	162,000	9,800	38,580	171,800	48,280
Balance at end of period	$243,319	$241,600	$229,344	$243,319	$229,344

Reserve for unfunded loan commitments ("RUC"):
Balance at beginning of period	$34,921	$34,921	$29,571	$34,921	$29,071
Provision for credit losses	(2,000)	—	(350)	(2,000)	150
Balance at end of period	$32,921	$34,921	$29,221	$32,921	$29,221

Allowance for credit losses ("ACL") - Loans:
Balance at beginning of period	$276,521	$280,533	$264,557	$280,533	$268,431
Charge-offs	(161,617)	(16,097)	(46,948)	(177,714)	(63,499)
Recoveries	1,336	2,285	2,726	3,621	5,203
Net charge-offs	(160,281)	(13,812)	(44,222)	(174,093)	(58,296)
Provision for credit losses	160,000	9,800	38,230	169,800	48,430
Balance at end of period	$276,240	$276,521	$258,565	$276,240	$258,565

ALLL to loans and leases HFI	1.00%	0.97%	0.95%	1.00%	0.95%
ACL to loans and leases HFI	1.14%	1.12%	1.07%	1.14%	1.07%
ACL to NPLs	135.60%	148.88%	154.35%	135.60%	154.35%
ACL to NPAs	125.55%	135.69%	147.48%	125.55%	147.48%
Annualized net charge-offs to average loans and leases	2.54%	0.23%	0.72%	1.40%	0.49%
The allowance for credit losses - loans, which includes the reserve for unfunded loan commitments, totaled $276.2 million, or 1.14% of total loans and leases at June 30, 2026, compared to $276.5 million, or 1.12% of total loans and leases at March 31, 2026. The $0.3 million decrease in the allowance was driven by net charge-offs of $160.3 million, largely associated with loans transferred to HFS during the quarter, offset partially by the provision of $160.0 million.
Our ability to absorb credit losses is also bolstered by (i) $105.0 million of loss coverage from the credit-linked notes, pursuant to which the bank sold the first 5% of any losses on $2.1 billion of single-family residential mortgage loans in our portfolio; and (ii) unearned credit marks of $12.9 million on approximately $1.2 billion of purchased loans without credit deterioration. When the loss coverage from the credit-linked notes and unearned credit marks is added to our allowance for credit losses, this provides additional economic coverage on top of our ACL ratio. We refer to this adjusted ACL ratio as our economic coverage ratio(1), which equaled 1.63% of total loans and leases at June 30, 2026 compared to 1.60% at March 31, 2026.
The ACL coverage of nonperforming loans and leases was 136% at June 30, 2026 compared to 149% at March 31, 2026.
Net charge-offs were 2.54% of average loans and leases (annualized) for the second quarter, compared to net charge-offs of 0.23% for the first quarter.
(1) Non-GAAP measure; refer to section 'Non-GAAP Measures'
                                              11
Deposits and Client Investment Funds
The following table sets forth the composition of our deposits at the dates indicated:

	June 30,	March 31,	December 31,	September 30,	June 30,
	2026	2026	2025	2025	2025
	(Dollars in thousands)
Composition of Deposits
Noninterest-bearing checking	$7,758,119	$7,797,542	$7,822,787	$7,603,748	$7,441,116
Interest-bearing:
Checking	8,739,368	8,178,485	8,509,587	7,930,951	7,974,452
Money market	5,136,561	4,643,349	4,917,857	4,974,177	5,375,080
Savings	1,834,517	1,991,010	1,905,863	1,949,369	1,932,906
Time deposits:
Non-brokered	2,061,323	2,149,564	2,254,293	2,468,017	2,492,890
Brokered	2,591,294	2,562,184	2,432,970	2,258,503	2,311,989
Total time deposits	4,652,617	4,711,748	4,687,263	4,726,520	4,804,879
Total interest-bearing	20,363,063	19,524,592	20,020,570	19,581,017	20,087,317
Total deposits	$28,121,182	$27,322,134	$27,843,357	$27,184,765	$27,528,433

Composition as % of
Total Deposits
Noninterest-bearing checking	28%	29%	28%	28%	27%
Interest-bearing:
Checking	31%	30%	30%	29%	29%
Money market	18%	17%	18%	19%	20%
Savings	7%	7%	7%	7%	7%
Time deposits:
Non-brokered	7%	8%	8%	9%	9%
Brokered	9%	9%	9%	8%	8%
Total time deposits	16%	17%	17%	17%	17%
Total interest-bearing	72%	71%	72%	72%	73%
Total deposits	100%	100%	100%	100%	100%
Total deposits increased by $799.0 million to $28.1 billion at June 30, 2026 from $27.3 billion at March 31, 2026, driven by an increase in interest-bearing deposits of $838.5 million and a decrease in noninterest-bearing deposits of $39.4 million. Interest-bearing deposits increased due mainly to higher balances in checking accounts of $560.9 million and higher money market accounts of $493.2 million, offset partially by lower savings accounts of $156.5 million and lower brokered and non-brokered time deposits of $59.1 million.
At June 30, 2026, noninterest-bearing checking deposits totaled $7.8 billion, or 28% of total deposits, compared to $7.8 billion, or 29% of total deposits, at March 31, 2026.
At June 30, 2026, uninsured and uncollateralized deposits totaled $7.6 billion, or 27% of total deposits, compared to $7.8 billion, or 28%
of total deposits, at March 31, 2026.
In addition to deposit products, we also offer alternative, non-depository corporate treasury solutions for select clients to invest excess liquidity. These off-balance sheet client funds totaled $1.0 billion as of June 30, 2026 and $1.2 billion as of March 31, 2026.
Borrowings
Borrowings decreased by $90.9 million to $2.5 billion at June 30, 2026 from $2.6 billion at March 31, 2026, driven primarily by the repayment of a long-term FHLB advance.
Subordinated Debt
On May 1, 2026, the Company redeemed all $385 million outstanding aggregate principal amount of its 3.25% Fixed-to-Floating Rate
Subordinated Notes due 2031 originally issued by Pacific Western Bank. The remaining unamortized discount and debt issuance costs were recorded as a loss on redemption of subordinated notes in noninterest income. As a result of the redemption, subordinated debt decreased to $573.6 million at June 30, 2026, from $954.1 million at March 31, 2026.
                                              12
Equity
During the second quarter, total stockholders’ equity decreased by $143.2 million to $3.4 billion and tangible common equity(1) decreased by $136.8 million to $2.6 billion at June 30, 2026. The decrease in total stockholders’ equity for the second quarter resulted primarily from net losses of $241.3 million and common and preferred stock dividends of $29.3 million, offset partially by a decrease in the unrealized after-tax net loss in AOCI for AFS and HTM securities of $125.3 million.
At June 30, 2026, book value per common share decreased to $18.38 compared to $19.80 at March 31, 2026, and tangible book value per common share(1) decreased to $16.44 compared to $17.77 at March 31, 2026. The decrease primarily reflected the repositioning actions completed during the quarter.
For the six-month period ended June 30, 2026, the Company repurchased 1,709,935 shares of common and common equivalent stock at a weighted average price per share of $18.68, or $31.9 million in the aggregate. As of June 30, 2026, $82.6 million remained available under the current stock repurchase authorization, which expires in March 2027.
(1) Non-GAAP measure; refer to section 'Non-GAAP Measures'
CAPITAL AND LIQUIDITY
The following table sets forth our regulatory capital ratios as of the dates indicated:

	June 30,	March 31,	December 31,	September 30,	June 30,
	2026	2026	2025	2025	2025
Capital Ratios(1)
Banc of California, Inc.
Total risk-based capital ratio	14.31%	16.55%	16.31%	16.69%	16.37%
Tier 1 risk-based capital ratio	11.67%	12.54%	12.34%	12.56%	12.34%
Common equity tier 1 capital ratio	9.25%	10.18%	10.01%	10.14%	9.95%
Tier 1 leverage ratio	8.89%	9.97%	9.99%	9.77%	9.74%

Banc of California
Total risk-based capital ratio	13.74%	15.97%	15.61%	15.94%	15.65%
Tier 1 risk-based capital ratio	12.68%	13.50%	13.15%	13.42%	13.21%
Common equity tier 1 capital ratio	12.68%	13.50%	13.15%	13.42%	13.21%
Tier 1 leverage ratio	9.64%	10.73%	10.65%	10.44%	10.42%
______________
(1) June 30, 2026 capital ratios are preliminary.
At June 30, 2026, cash and cash equivalents totaled $2.8 billion, up $600.8 million from March 31, 2026.
Our immediately available cash and cash equivalents (excluding restricted cash) were $2.6 billion. Combined with total available borrowing capacity of $7.9 billion and unpledged AFS securities of $3.6 billion, total available liquidity was $14.1 billion at the end of the second quarter.
                                              13
Conference Call
The Company will host a conference call to discuss its second quarter 2026 financial results at 8:00 a.m. Pacific Time (PT) on Wednesday,
July 29, 2026. Interested parties are welcome to attend the conference call by dialing (888) 317-6003 and referencing event code 9364475.
A live audio webcast will also be available, and the webcast link will be posted on the Company’s Investor Relations website at
www.bancofcal.com/investor. The slide presentation for the call will also be available on the Company's Investor Relations website prior to the call. A replay of the call will be made available approximately one hour after the call has ended on the Company’s Investor Relations website at www.bancofcal.com/investor or by dialing (855) 669-9658 and referencing event code 7085829.
About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with over $34 billion in assets and the parent company of Banc of
California. Banc of California is one of the nation’s premier relationship-based business banks, providing banking and treasury management services to small, middle-market, and venture-backed businesses. Banc of California is the largest independent bank headquartered in Los Angeles and the third largest bank headquartered in California and offers a broad range of loan and deposit products and services through 77 full-service branches located throughout California and in Denver, Colorado, and Durham, North Carolina, as well as through regional offices nationwide. The bank also provides full-service payment processing solutions to its clients and serves the
Community Association Management industry nationwide with its technology-forward platform, SmartStreet™. The bank is committed to its local communities through the Banc of California Charitable Foundation, and by supporting organizations that provide financial literacy and job training, small business support, affordable housing, and more. Member FDIC. For more information, please visit us at www.bancofcal.com.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities
Litigation Reform Act of 1995. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, liquidity and capital ratios; the anticipated benefits of our strategic repositioning including, among others, a strengthened credit profile, possible net interest income and net interest margin expansion and an enhanced earnings profile; and other non-
historical statements. Words or phrases such as “believe,” “will,” “should,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “strategy,” or similar expressions are intended to identify these forward-looking statements.
You are cautioned not to place undue reliance on any forward-looking statements. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by the Company with the Securities and Exchange Commission ("SEC"). The Company
undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made, except as required by law.
Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to: (i)
changes in general economic conditions, either nationally or in our market areas, including the impact of tariffs and retaliatory tariffs, supply chain disruptions, and the risk of recession or an economic downturn; (ii) changes in the interest rate environment, including the recent and potential future changes in the FRB benchmark rate, which could adversely affect our revenue and expenses, the value of assets and obligations, the realization of deferred tax assets, the availability and cost of capital and liquidity, and the impacts of continuing or renewed inflation; (iii) the credit risks of lending activities, which may be affected by deterioration in real estate markets and the financial condition of borrowers, and the operational risk of lending activities, including the effectiveness of our underwriting practices and the risk of fraud, any of which may lead to increased loan delinquencies, losses, and non-performing assets, and may result in our allowance for credit losses not being adequate; (iv) fluctuations in the demand for loans, and fluctuations in commercial and residential real estate values in our market area; (v) the quality and composition of our securities portfolio; (vi) our ability to develop and maintain a strong core deposit base, including among our venture banking clients, or other low cost funding sources necessary to fund our activities particularly in a rising or high interest rate environment; (vii) the rapid withdrawal of a significant amount of demand deposits over a short period of time;
(viii) our ability to achieve or maintain the anticipated benefits of our strategic repositioning due to one or more of the other factors described herein or otherwise, or the failure to complete our anticipated loan sales due to a condition to closing not being satisfied or otherwise; (ix) our ability to raise capital or incur debt on reasonable terms; (x) the costs and effects of litigation; (xi) risks related to the
Company’s acquisitions, including disruption to current plans and operations; difficulties in customer and employee retention; fees, expenses and charges related to these transactions being significantly higher than anticipated; and our inability to achieve expected revenues, cost savings, synergies, and other benefits; (xii) the competitive and other impacts on our business of emerging technologies, including stablecoins and other digital currencies, tokenized deposits, blockchain, artificial intelligence, quantum computing, and related innovations affecting both the Company and the banking industry; (xiii) results of examinations by regulatory authorities of the Company and the possibility that any such regulatory authority may, among other things, limit our business activities, restrict our ability to invest in certain assets, refrain from issuing an approval or non-objection to certain capital or other actions, increase our allowance for credit losses,
                                              14
result in write-downs of asset values, restrict our ability or that of our bank subsidiary to pay dividends, or impose fines, penalties or sanctions; (xiv) legislative or regulatory changes that adversely affect our business, including changes in tax laws and policies, accounting policies and practices, privacy laws, and regulatory capital or other rules; (xv) the risk that our enterprise risk management framework may not be effective in mitigating risk and reducing the potential for losses; (xvi) errors in estimates of the fair values of certain of our assets and liabilities, as well as the value of collateral supporting our loans, which may result in significant changes in valuation or recoveries;
(xvii) cybersecurity threats and failures or security breaches with respect to the network, applications, vendors and computer systems on which we depend; (xviii) our ability to attract and retain key members of our senior management team; (xix) the effects of climate change, severe weather events, natural disasters such as earthquakes and wildfires, pandemics, epidemics and other public health crises, military activity (including the ongoing Iran war) or acts of terrorism, and other external events on our business; (xx) the impact of bank failures or other adverse developments at other banks on general depositor and investor sentiment regarding the stability and liquidity of banks; (xxi)
the possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and capital; (xxii)
our existing indebtedness, together with any future incurrence of additional indebtedness, could adversely affect our ability to raise additional capital and to meet our debt obligations; (xxiii) changes in market conditions or strategic balance sheet actions, which may result in realized losses on investment securities or other assets; (xxiv) the effects of any damage to our reputation resulting from developments related to any of the items identified above; and (xxv) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and from time to time in other documents that we file with or furnish to the SEC.
Non-GAAP Financial Measures
Included in this press release are certain non-GAAP financial measures, such as tangible common equity, tangible book value per common share, return on average tangible common equity, pre-tax pre-provision income, efficiency ratio, and economic coverage ratio, designed to complement the financial information presented in accordance with U.S. GAAP because management believes such measures are useful to investors. These non-GAAP financial measures should be considered only as supplemental to, and not superior to, financial measures provided in accordance with GAAP. Please refer to the “Non-GAAP Measures” section of this release for additional detail including reconciliations of the non-GAAP financial measures included in this press release to the most directly comparable financial measures prepared in accordance with GAAP.

Investor Relations Inquiries:
Banc of California, Inc.
(855) 361-2262
Jared Wolff, (310) 424-1230
Joe Kauder, (310) 844-5224
Ann DeVries, (646) 376-7011

Media Contact:
Debora Vrana, Banc of California
(213) 533-3122
Deb.Vrana@bancofcal.com
                                              15

BANC OF CALIFORNIA, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2026	2026	2025	2025	2025
ASSETS:	(Dollars in thousands)
Cash and due from banks	$225,343	$214,120	$181,103	$205,364	$222,210
Interest-earning deposits in financial institutions	2,592,712	2,003,149	2,126,862	2,192,901	2,131,342
Total cash and cash equivalents	2,818,055	2,217,269	2,307,965	2,398,265	2,353,552

Securities AFS	4,484,021	2,656,332	2,454,058	2,426,734	2,246,174
Securities HTM	—	2,313,548	2,308,636	2,303,657	2,316,725
FRB and FHLB stock	181,352	170,342	160,442	159,337	162,243
Total investment securities	4,665,373	5,140,222	4,923,136	4,889,728	4,725,142

Loans HFS	915,171	259,049	182,936	211,454	465,571

Loans and leases HFI	24,210,846	24,780,347	25,032,679	24,110,642	24,245,893
Allowance for loan and lease losses	(243,319)	(241,600)	(245,612)	(240,501)	(229,344)
Total loans and leases HFI, net	23,967,527	24,538,747	24,787,067	23,870,141	24,016,549

Equipment leased to others under operating leases	218,444	223,558	238,232	280,872	288,692
Premises and equipment, net	145,440	146,316	146,698	132,766	138,032
Bank owned life insurance	348,777	352,707	350,083	348,051	346,142
Goodwill	214,521	214,521	214,521	214,521	214,521
Intangible assets, net	92,709	99,091	105,287	111,923	118,930
Deferred tax asset, net	704,467	653,481	656,755	672,159	691,535
Other assets	940,469	879,280	884,762	883,085	891,787
Total assets	$35,030,953	$34,724,241	$34,797,442	$34,012,965	$34,250,453

LIABILITIES:
Noninterest-bearing deposits	$7,758,119	$7,797,542	$7,822,787	$7,603,748	$7,441,116
Interest-bearing deposits	20,363,063	19,524,592	20,020,570	19,581,017	20,087,317
Total deposits	28,121,182	27,322,134	27,843,357	27,184,765	27,528,433
Borrowings	2,460,363	2,551,250	2,063,819	2,005,022	1,917,180
Subordinated debt	573,555	954,072	952,740	950,888	949,213
Accrued interest payable and other liabilities	465,707	343,459	396,249	405,551	428,784
Total liabilities	31,620,807	31,170,915	31,256,165	30,546,226	30,823,610

STOCKHOLDERS' EQUITY:
Preferred stock	498,516	498,516	498,516	498,516	498,516
Common stock	1,580	1,538	1,500	1,509	1,474
Class B non-voting common stock	5	5	5	5	5
Non-voting common stock equivalents	—	—	50	41	98
Additional paid-in-capital	3,485,560	3,501,213	3,552,483	3,563,145	3,609,109
Retained deficit	(431,305)	(180,011)	(242,016)	(309,460)	(369,142)
Accumulated other comprehensive loss, net	(144,210)	(267,935)	(269,261)	(287,017)	(313,217)
Total stockholders’ equity	3,410,146	3,553,326	3,541,277	3,466,739	3,426,843
Total liabilities and stockholders’ equity	$35,030,953	$34,724,241	$34,797,442	$34,012,965	$34,250,453

Common shares outstanding (1)	158,432,520	154,262,045	155,533,403	155,522,693	157,647,137
______________
(1) Common shares outstanding include non-voting common stock equivalents that are participating securities. There were no non‑voting common stock equivalents outstanding as of June 30, 2026 and March 31, 2026.
                                              16

BANC OF CALIFORNIA, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2026	2026	2025	2026	2025
	(In thousands, except per share amounts)
Interest income:
Loans and leases	$354,832	$349,943	$362,303	$704,775	$708,406
Investment securities	42,407	41,873	37,616	84,280	75,478
Deposits in financial institutions	17,357	15,626	20,590	32,983	43,280
Total interest income	414,596	407,442	420,509	822,038	827,164
Interest expense:
Deposits	124,270	120,233	144,940	244,503	285,470
Borrowings	26,568	20,177	20,021	46,745	38,442
Subordinated debt	13,257	15,415	15,332	28,672	30,672
Total interest expense	164,095	155,825	180,293	319,920	354,584
Net interest income	250,501	251,617	240,216	502,118	472,580
Provision for credit losses	161,780	9,800	39,100	171,580	48,400
Net interest income after provision for credit losses	88,721	241,817	201,116	330,538	424,180
Noninterest income:
Service charges on deposit accounts	4,763	4,978	4,456	9,741	8,999
Commissions and fees	9,034	10,980	9,641	20,014	19,599
Leased equipment income	7,820	8,530	10,231	16,350	21,015
(Loss) gain on loans and leases HFS	(12,544)	10	21	(12,534)	232
Loss on securities AFS	(256,749)	—	—	(256,749)	—
Dividends and gains (loss) on equity investments	3,326	2,002	(114)	5,328	2,209
Warrant income	896	938	1,227	1,834	932
Other income	9,358	7,890	7,171	17,248	13,297
Total noninterest (loss) income	(234,096)	35,328	32,633	(198,768)	66,283
Noninterest expense:
Compensation	85,120	91,100	88,362	176,220	174,779
Occupancy	14,714	14,892	15,473	29,606	30,483
Information technology and data processing	13,769	14,339	13,073	28,108	28,172
Other professional services	5,599	4,236	6,406	9,835	10,919
Insurance and assessments	14,500	6,764	9,403	21,264	16,686
Intangible asset amortization	6,349	6,348	7,159	12,697	14,319
Leased equipment depreciation	5,168	5,304	6,700	10,472	13,441
Customer related expense	24,114	23,737	26,577	47,851	54,328
Loan expense	5,170	4,292	4,050	9,462	6,980
Other expense	15,364	10,379	8,666	25,743	19,415
Total noninterest expense	189,867	181,391	185,869	371,258	369,522
(Loss) earnings before income taxes	(335,242)	95,754	47,880	(239,488)	120,941
Income tax (benefit) expense	(93,895)	23,802	19,495	(70,093)	38,988
Net (loss) earnings	(241,347)	71,952	28,385	(169,395)	81,953
Preferred stock dividends	9,947	9,947	9,947	19,894	19,894
Net (loss) earnings available to common
and equivalent stockholders	$(251,294)	$62,005	$18,438	$(189,289)	$62,059
(Loss) earnings per common share:
Basic	$(1.61)	$0.40	$0.12	$(1.22)	$0.38
Diluted	$(1.61)	$0.39	$0.12	$(1.22)	$0.38
Weighted average number of common shares outstanding: (1)
Basic	155,803	154,821	158,354	155,315	163,396
Diluted	155,803	160,832	158,462	155,315	163,667
______________
(1) Common shares outstanding include non-voting common stock equivalents that are participating securities.
                                              17

BANC OF CALIFORNIA, INC.
SELECTED FINANCIAL DATA
(UNAUDITED)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Profitability and Other Ratios	2026	2026	2025	2026	2025
Return on average assets (1)	(2.79)%	0.86%	0.34%	(1.00)%	0.49%
Return on average equity (1)	(27.31)%	8.22%	3.32%	(9.63)%	4.75%
Return on average tangible common equity (1)(2)	(36.18)%	9.91%	3.70%	(13.30)%	5.59%
Dividend payout ratio (3)	(7.45)%	30.00%	83.33%	(19.67)%	52.63%
Average yield on loans and leases (1)	5.63%	5.74%	5.93%	5.69%	5.92%
Average yield on interest-earning assets (1)	5.18%	5.25%	5.42%	5.21%	5.41%
Average cost of interest-bearing deposits (1)	2.52%	2.51%	2.95%	2.52%	2.96%
Average total cost of deposits (1)	1.80%	1.78%	2.13%	1.79%	2.12%
Average cost of interest-bearing liabilities (1)	2.88%	2.85%	3.24%	2.87%	3.26%
Average total cost of funds (1)	2.14%	2.10%	2.42%	2.12%	2.42%
Net interest spread	2.30%	2.40%	2.18%	2.34%	2.15%
Net interest margin (1)	3.13%	3.24%	3.10%	3.18%	3.09%
Noninterest income to total revenue (4)	(1426.98)%	12.31%	11.96%	(65.52)%	12.30%
Noninterest expense to average total assets (1)	2.20%	2.16%	2.21%	2.18%	2.22%
Noninterest expense to total revenue (4)	1157.37%	63.21%	68.12%	122.39%	68.57%
Efficiency ratio (2)(5)	67.18%	61.00%	65.50%	64.02%	65.92%
Loans to deposits ratio	89.30%	91.65%	89.77%	89.30%	89.77%
Average loans and leases to average deposits	91.48%	90.45%	89.74%	90.97%	89.06%
Average investment securities to average total assets	14.25%	14.76%	13.98%	14.50%	14.09%
Average stockholders' equity to average total assets	10.23%	10.44%	10.16%	10.33%	10.37%
______________
(1) Annualized.
(2) Non-GAAP measure.
(3) Ratio calculated by dividing dividends declared per common and equivalent share by basic (loss) earnings per common and equivalent share.
(4) Total revenue equals the sum of net interest income and noninterest income.
(5) Ratio calculated by dividing noninterest expense (less intangible asset amortization and acquisition, integration and reorganization costs) by total revenue (the sum of net interest income and noninterest income, less gain (loss) on securities AFS) .
                                              18

BANC OF CALIFORNIA, INC.
AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE COST PAID
(UNAUDITED)
	Three Months Ended
	June 30, 2026			March 31, 2026			June 30, 2025
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Expense	Cost
	(Dollars in thousands)
Assets:
Loans and leases (1)	$25,266,712	$354,832	5.63%	$24,710,609	$349,943	5.74%	$24,504,319	$362,303	5.93%
Investment securities	4,938,232	42,407	3.44%	5,018,002	41,873	3.38%	4,719,954	37,616	3.20%
Deposits in financial institutions	1,912,585	17,357	3.64%	1,742,657	15,626	3.64%	1,872,736	20,590	4.41%
Total interest-earning assets	32,117,529	414,596	5.18%	31,471,268	407,442	5.25%	31,097,009	420,509	5.42%
Other assets	2,527,401			2,531,433			2,667,140
Total assets	$34,644,930			$34,002,701			$33,764,149

Liabilities and Stockholders' Equity:
Interest checking	$8,313,161	47,694	2.30%	$8,175,172	46,882	2.33%	$7,778,882	52,877	2.73%
Money market	4,736,107	23,429	1.98%	4,785,691	22,826	1.93%	5,412,681	33,615	2.49%
Savings	1,883,240	9,575	2.04%	1,957,831	9,772	2.02%	1,959,987	12,777	2.61%
Time	4,820,101	43,572	3.63%	4,510,418	40,753	3.66%	4,569,490	45,671	4.01%
Total interest-bearing deposits	19,752,609	124,270	2.52%	19,429,112	120,233	2.51%	19,721,040	144,940	2.95%
Borrowings	2,399,546	26,568	4.44%	1,765,661	20,177	4.63%	1,628,584	20,021	4.93%
Subordinated debt	699,159	13,257	7.61%	953,739	15,415	6.55%	946,740	15,332	6.50%
Total interest-bearing liabilities	22,851,314	164,095	2.88%	22,148,512	155,825	2.85%	22,296,364	180,293	3.24%
Noninterest-bearing demand deposits	7,866,139			7,890,489			7,583,894
Other liabilities	382,336			415,000			453,748
Total liabilities	31,099,789			30,454,001			30,334,006
Stockholders' equity	3,545,141			3,548,700			3,430,143
Total liabilities and stockholders' equity	$34,644,930			$34,002,701			$33,764,149
Net interest income (1)		$250,501			$251,617			$240,216
Net interest spread			2.30%			2.40%			2.18%
Net interest margin			3.13%			3.24%			3.10%

Total deposits (2)	$27,618,748	$124,270	1.80%	$27,319,601	$120,233	1.78%	$27,304,934	$144,940	2.13%
Total funds (3)	$30,717,453	$164,095	2.14%	$30,039,001	$155,825	2.10%	$29,880,258	$180,293	2.42%
______________
(1) Includes net loan discount accretion of $11.2 million, $12.2 million, and $16.1 million for the three months ended June 30, 2026, March 31, 2026, and June 30, 2025.
(2) Total deposits is the sum of total interest-bearing deposits and noninterest-bearing demand deposits. The cost of total deposits is calculated as annualized interest expense on total deposits divided by average total deposits.
(3) Total funds is the sum of total interest-bearing liabilities and noninterest-bearing demand deposits. The cost of total funds is calculated as annualized total interest expense divided by average total funds.
                                              19

BANC OF CALIFORNIA, INC.
AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE COST PAID
(UNAUDITED)
	Six Months Ended
	June 30, 2026			June 30, 2025
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost
	(Dollars in thousands)
Assets:
Loans and leases (1)	$24,990,197	$704,775	5.69%	$24,148,460	$708,406	5.92%
Investment securities	4,977,896	84,280	3.41%	4,726,957	75,478	3.22%
Deposits in financial institutions	1,828,090	32,983	3.64%	1,979,843	43,280	4.41%
Total interest-earning assets	31,796,183	822,038	5.21%	30,855,260	827,164	5.41%
Other assets	2,529,406			2,682,266
Total assets	$34,325,589			$33,537,526

Liabilities and Stockholders' Equity:
Interest checking	$8,244,548	94,576	2.31%	$7,562,369	100,756	2.69%
Money market	4,760,762	46,255	1.96%	5,414,190	66,618	2.48%
Savings	1,920,329	19,347	2.03%	1,954,349	25,634	2.65%
Time	4,666,115	84,325	3.64%	4,534,076	92,462	4.11%
Total interest-bearing deposits	19,591,754	244,503	2.52%	19,464,984	285,470	2.96%
Borrowings	2,084,355	46,745	4.52%	1,513,790	38,442	5.12%
Subordinated debt	825,746	28,672	7.00%	944,790	30,672	6.55%
Total interest-bearing liabilities	22,501,855	319,920	2.87%	21,923,564	354,584	3.26%
Noninterest-bearing demand deposits	7,878,247			7,649,000
Other liabilities	398,577			488,060
Total liabilities	30,778,679			30,060,624
Stockholders' equity	3,546,910			3,476,902
Total liabilities and stockholders' equity	$34,325,589			$33,537,526
Net interest income (1)		$502,118			$472,580
Net interest spread			2.34%			2.15%
Net interest margin			3.18%			3.09%

Total deposits (2)	$27,470,001	$244,503	1.79%	$27,113,984	$285,470	2.12%
Total funds (3)	$30,380,102	$319,920	2.12%	$29,572,564	$354,584	2.42%
______________
(1) Includes net loan discount accretion of $23.4 million and $32.1 million for the six months ended June 30, 2026 and 2025.
(2) Total deposits is the sum of total interest-bearing deposits and noninterest-bearing demand deposits. The cost of total deposits is calculated as annualized interest expense on total deposits divided by average total deposits.
(3) Total funds is the sum of total interest-bearing liabilities and noninterest-bearing demand deposits. The cost of total funds is calculated as annualized total interest expense divided by average total funds.
                                              20
BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”) in this press release, including: tangible common equity, tangible book value per common share, return on average tangible common equity, pre-tax pre-provision income, efficiency ratio, and economic coverage ratio. These non-GAAP measures are used by management in its analysis of the Company's performance.
Tangible common equity is calculated by subtracting preferred stock, as applicable, from total common equity. Return on average tangible common equity is calculated by dividing net earnings available to common stockholders, after adjustment for amortization of intangible assets and any goodwill impairment, by average tangible common equity. Banking regulators also exclude goodwill and other intangible assets from stockholders' equity when assessing the capital adequacy of a financial institution.
Pre-tax pre-provision income is calculated by subtracting noninterest expense from total revenue, which is the sum of net interest income and noninterest income.
Efficiency ratio is calculated by dividing noninterest expense (less intangible asset amortization and acquisition, integration and reorganization costs) by total revenue (the sum of net interest income and noninterest income, less gain (loss) on securities AFS).
Economic coverage ratio is calculated by dividing the allowance for credit losses adjusted for the impact of the credit-linked notes and unearned credit mark from purchase accounting by loans and leases HFI.
Management believes the presentation of these financial measures adjusting the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results and operating performance of the Company. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.
The following tables provide reconciliations of the non-GAAP measures to financial measures defined by GAAP.
                                              21

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)

Tangible Common Equity	June 30,	March 31,	December 31,	September 30,	June 30,
and Tangible Book Value Per Share	2026	2026	2025	2025	2025
	(Dollars in thousands, except per share amounts)
Stockholders' equity	$3,410,146	$3,553,326	$3,541,277	$3,466,739	$3,426,843
Less: Preferred stock	498,516	498,516	498,516	498,516	498,516
Total common equity	2,911,630	3,054,810	3,042,761	2,968,223	2,928,327
Less: Goodwill and intangible assets	307,230	313,612	319,808	326,444	333,451
Tangible common equity	$2,604,400	$2,741,198	$2,722,953	$2,641,779	$2,594,876

Book value per common share (1)	$18.38	$19.80	$19.56	$19.09	$18.58
Tangible book value per common share (2)	$16.44	$17.77	$17.51	$16.99	$16.46
Common shares outstanding (3)	158,432,520	154,262,045	155,533,403	155,522,693	157,647,137
______________
(1) Total common equity divided by common shares outstanding.
(2) Tangible common equity divided by common shares outstanding.
(3) Common shares outstanding include non-voting common stock equivalents that are participating securities. There were no non‑voting common stock equivalents outstanding as of June 30, 2026 and March 31, 2026.
                                              22

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)
	Three Months Ended			Six Months Ended
Return on Average Tangible	June 30,	March 31,	June 30,	June 30,
Common Equity ("ROATCE")	2026	2026	2025	2026	2025
	(Dollars in thousands)
Net (loss) earnings	$(241,347)	$71,952	$28,385	$(169,395)	$81,953

Adjustments:
Intangible asset amortization	6,349	6,348	7,159	12,697	14,319
Tax impact of adjustment above (1)	(1,778)	(1,596)	(1,655)	(3,720)	(3,311)
Adjustment to net (loss) earnings	4,571	4,752	5,504	8,977	11,008

Adjusted net (loss) earnings for ROATCE	(236,776)	76,704	33,889	(160,418)	92,961
Less: Preferred stock dividends	9,947	9,947	9,947	19,894	19,894
Adjusted net (loss) earnings available to
common and equivalent stockholders for ROATCE	$(246,723)	$66,757	$23,942	$(180,312)	$73,067

Average stockholders' equity	$3,545,141	$3,548,700	$3,430,143	$3,546,910	$3,476,902
Less: Average goodwill and intangible assets	311,068	317,215	337,352	314,125	340,961
Less: Average preferred stock	498,516	498,516	498,516	498,516	498,516
Average tangible common equity	$2,735,557	$2,732,969	$2,594,275	$2,734,269	$2,637,425

Return on average equity (2)	(27.31)%	8.22%	3.32%	(9.63)%	4.75%
ROATCE (3)	(36.18)%	9.91%	3.70%	(13.30)%	5.59%
______________
(1) Effective tax rates of 28.00%, 25.14%, and 23.12% used for the three months ended June 30, 2026, March 31, 2026, and June 30, 2025, respectively. Effective tax rates of
29.30% and 23.12% used for the six months ended June 30, 2026 and 2025.
(2) Annualized net (loss) earnings divided by average stockholders' equity.
(3) Annualized adjusted net (loss) earnings available to common and equivalent stockholders for ROATCE divided by average tangible common equity.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Pre-Tax Pre-Provision (Loss) Income	2026	2026	2025	2026	2025
	(Dollars in thousands)
Net interest income (GAAP)	$250,501	$251,617	$240,216	$502,118	$472,580
Add: Noninterest (loss) income (GAAP)	(234,096)	35,328	32,633	(198,768)	66,283
Total revenues (GAAP)	16,405	286,945	272,849	303,350	538,863
Less: Noninterest expense (GAAP)	189,867	181,391	185,869	371,258	369,522
Pre-tax pre-provision (loss) income (Non-GAAP)	$(173,462)	$105,554	$86,980	$(67,908)	$169,341
                                              23

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Efficiency Ratio	2026	2026	2025	2026	2025
	(Dollars in thousands)
Noninterest expense	$189,867	$181,391	$185,869	$371,258	$369,522
Less: Intangible asset amortization	(6,349)	(6,348)	(7,159)	(12,697)	(14,319)
Noninterest expense used for efficiency ratio	$183,518	$175,043	$178,710	$358,561	$355,203

Net interest income	$250,501	$251,617	$240,216	$502,118	$472,580
Noninterest (loss) income	(234,096)	35,328	32,633	(198,768)	66,283
Total revenue	16,405	286,945	272,849	303,350	538,863
Add: Loss on securities AFS	256,749	—	—	256,749	—
Total revenue used for efficiency ratio	$273,154	$286,945	$272,849	$560,099	$538,863

Noninterest expense to total revenue	1157.37%	63.21%	68.12%	122.39%	68.57%
Efficiency ratio (1)	67.18%	61.00%	65.50%	64.02%	65.92%
______________
(1) Noninterest expense used for efficiency ratio divided by total revenue used for efficiency ratio.

	June 30,	March 31,	June 30,
Economic Coverage Ratio	2026	2026	2025
	(Dollars in thousands)
Allowance for credit losses ("ACL")	$276,240	$276,521	$258,565
Add: Unearned credit mark from purchase accounting (1)	12,920	14,315	19,199
Add: Credit-linked notes (2)	105,026	104,988	112,887
Adjusted allowance for credit losses	$394,186	$395,824	$390,651

Loans and leases HFI	$24,210,846	$24,780,347	$24,245,893

ACL to loans and leases HFI (3)	1.14%	1.12%	1.07%
Economic coverage ratio (4)	1.63%	1.60%	1.61%
______________
(1) Unearned credit mark from purchase accounting estimated by using the same pro rata split between the credit and yield marks associated with non-PCD loans (purchased loans without credit deterioration at the time of purchase).
(2) Credit-linked notes loss coverage equal to 5% of the unpaid principal balance of the pledged loans.
(3) Allowance for credit losses divided by loans and leases HFI.
(4) Adjusted allowance for credit losses divided by loans and leases HFI.